Exhibit 10.3

Carbon Geo-Tek Consultants, Inc.

and

ECO Waste Conversion Solutions Corporation

Joint Venture Agreement – TCOM Facilities – Hawaii

Recital A:	Carbon Geo-Tek Consultants, Inc. (“CGTC”) and ECO Waste Conversion Solutions Corporation (“EWCSC”) have elected to form a joint venture for the development of fixed waste conversion facilities and mobile equipment for the entire State of Hawaii beginning with the islands of Oahu and Hawaii that will employ the Thermal Conversion of Organic Materials (“TCOM”) Technology. Together the companies are hereinafter referred to as “Parties”. The Joint Venture shall operate under the name of “CGTC/EWCSC Joint Venture” and is hereinafter referred to as the “Joint Venture”.

Recital B:	The TCOM Technology has been developed over a number of years by Michael J. Lurvey, who now holds U.S. Patent No. 8328991 (“Patent”) issued December 11, 2012. The following paragraph is the language of the Abstract that has been taken from the Patent:

“A processing vessel is loaded with a feedstock including organic material and at least one additive which is non-inert to the organic material. A bottom portion of the feedstock is heated to a pyrolysis state for producing a horizontal thermal layer with the feedstock, which thermally decomposes organic material into carbon as the non-inert additive reacts with the organic material. Vapor is directed downwardly through the feedstock while discharging volatile organic compounds from a lower portion of the chamber. Prior to complete thermal decomposition of the feedstock, the direction of vapor flow within the feedstock is reversed wherein the vapor flows upwardly through the feedstock while the volatile compounds are discharged from an upper portion of the chamber. Pressure and vapor flow within the chamber are regulated during upward vapor flow to regulate vertical movement of the thermal layer within the feedstock for controlling the extent of thermal decomposition of the feedstock.”

Recital C:	The State of Hawaii through legislative session in 2011 approved the issuance of Special Revenue Bond(s) further described in HB 423 that was signed into law. The issuance one or more series of Special Revenue Bond(s) of up to the total amount of Forty Million Dollars USD ($40,000,000 USD) has been approved. The Bond(s) were to be issued to Carbon Bio-Engineers Inc. or to a partnership in which Carbon Bio-Engineers Inc. is a partner.

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Recital D:	Mr. Lurvey currently is the sole remaining shareholder of Carbon Bio-Engineers Inc., however he has now formed a new company, Carbon Geo-Tek Consultants, Inc. to conduct business previously being conducted by Carbon Bio-Engineers Inc. The Parties believe that the Special Revenue Bond(s) can still be issued and used to fund projects consistent with the language of HB 423.

Recital E:	The financing that becomes available from the Special Revenue Bond(s) will be in part be utilized on the island of Oahu for the development of a fixed location TCOM Waste Conversion Facility (“Oahu Facility”) on the western side of the island of Oahu, west of Honolulu. The Oahu Facility will initially be developed as both a commercial facility and a research & development facility. The commercial facility will include four 3.5 ton capacity TCOM Processors that will operate in a batch-mode to produce Synthetic Fuels and Carbons as their principal by-products that will be sold to end-users. In the future the Oahu Facility will likely be expanded to at least eight 3.5 ton capacity TCOM Processors. The research & development facility will continue the ongoing research and development to both increase productivity from the existing patented design and proprietary technology and also work to develop a continuous-feed TCOM Processor for sale to other users.

Recital F:	A second fixed location TCOM Waste Conversion Facility (“Hawaii Facility”) will be developed on the eastern side of the island of Hawaii in the area of Hilo. It initially will consist of either two or four 3.5 ton capacity TCOM Processors depending upon the amount of feedstock that will be available on an economic basis.

Recital G:	In addition to the development activity discussed in Recital E above, the Joint Venture will develop a Mobile TCOM Waste Conversion Unit (“Mobile TCOM Unit”) that will be mounted on a low-boy semi-trailer or trailers, depending upon the amount of waste feedstock available for processing in a given area. The principal initial focus of the Mobile TCOM Units will be to process an invasive plant species known as “gorse” that is creating major problems on one or more of the Hawaiian Islands. Gorse is very difficult to eradicate and tends to crowd our more desirable plants. The Joint Venture will harvest and process gorse and convert it into both Synthetic Fuels and Carbon on the island of Hawaii in the Mobile TCOM Units.

Recital H:	The Parties have elected to provide a significant portion of the net income from the operations of the Joint Venture to two entities whose principal purpose is to provide benefits and support to the indigenous population of the Hawaiian Islands.

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Recital I:	The Parties have agreed that the Joint Venture will allocate the net income from the operations of the Joint Venture as follows:

CGTC – Thirty Percent (30%)

EWCSC – Thirty Percent (30%)

OWI – Thirty Percent (30%)

Hawaiian Homelands – Ten Percent (10%)

Section 1. - License Fees – Pre-Construction of Joint Venture Owned TCOM Facilities:

The Joint Venture agrees that for each fixed TCOM Facility location and for each Mobile TCOM Unit location that the Joint Venture develops and owns that Lurvey, or his designated entity, or his designated beneficiary should Lurvey become incapacitated or deceased, shall be paid a one-time Licensing Fee per Location in the amount of One Hundred Twenty-Five Thousand Dollars ($125,000) prior to the commencement of construction. This fee will pay for the initial expense of designing the specific equipment needed for either the fixed or mobile locations for the TCOM facilities. This Licensing Fee shall be paid from the initial draw of funding for the respective fixed TCOM Facility Location following that fixed TCOM Facility Location obtaining the required building permits for the construction of the fixed TCOM Facility and upon commencement of the construction or manufacturing of the equipment that will comprise the Mobile TCOM Unit. There shall be NO limitation on the number of such Licensing Fees that shall be paid to Lurvey.

Section 2. – Licensed Technology – No Production Royalties

Mr. Lurvey will provide the TCOM Licensed Technology that will include both the Patent and the related proprietary intellectual property for the development and operation of both the fixed TCOM Facilities and the Mobile TCOM Units. No on-going Production Royalties will be paid to either Mr. Lurvey or to his company, Carbon Geo-Tek Consultants, Inc.

Section 3. – Licensed Technology – Special Prepaid License Fee to CGTC

CGTC is undertaking upgrading its current Demonstration Facility on the island of Oahu. The anticipated financing that will be required to convert the Demonstration Facility into a commercial TCOM Waste Conversion Facility that will solely process Scrap Tires in its three 1 Ton TCOM Processors is Two Million Dollars USD ($2,000,000 USD). EWCSC is

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assisting CGTC to obtain this financing. The Joint Venture will make a one-time Special Prepaid License Fee payment from the financing that it obtains from the monetization of the Special Revenue Bond(s) in the amount of Two Million Dollars USD ($2,000,000 USD) to CGTC that will be used by CGTC to retire the indebtedness that it has obtained for the conversion of the Demonstration Facility into a commercial TCOM Waste Conversion Facility. CGTC will continue to own that TCOM Facility “free and clear” with no participation by EWCSC or the Joint Venture following the retirement of the indebtedness.

Section 4. – TCOM Facilities, Mobile Units, and Equipment Design and Acquisition

Mr. Lurvey and CGTC will provide the requisite fixed TCOM Facilities’ design and equipment specifications for the Oahu Facility, the Hawaii Facility, and the Mobile TCOM Units. The Joint Venture will not compensate Mr. Lurvey or CGTC for this work, except as provided in Section 1 above. All TCOM Processing and Auxiliary Equipment will be purchased by the Joint Venture with no fee or mark-up being paid to Mr. Lurvey or CGTC. Further, all TCOM Processing and Auxiliary Equipment may be purchased from any manufacturer in the world based upon specifications and design input from Mr. Lurvey and/or any other entity that is providing design assistance. In addition, no mark-up will be paid to Mr. Lurvey or CGTC for any of the design, specification, development activities, or outside services for these projects, except as provided in Section 1 above.

Section 5. – Development and Operation of the Fixed TCOM Facilities

a.	EWCSC will have the principal responsibility for the physical development and construction of the fixed TCOM Facilities, both on the island of Oahu and on the island of Hawaii. CGTC and EWCSC will work together to design and create the most cost-effective and efficient TCOM Facility for each location.
b.	EWCSC will have the principal responsibility for the daily operation of the Oahu Facility subject to approval by CGTC.
c.	EWCSC will have the principal responsibility for the daily operation of the Hawaii Facility subject to approval by CGTC.

Section 6. – Development and Operation of the Mobile TCOM Units

a.	CGTC will have the principal responsibility for the design and construction of the Mobile TCOM Units subject to approval by EWCSC.
b.	EWCSC will have the principal responsibility for the daily operation of the Mobile TCOM Units on the island of Hawaii and any other islands in Hawaii subject to approval by CGTC.

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Section 7. – Monetization of the Special Revenue Bond(s) and Other Financing

EWCSC will be responsible to arrange for the monetization of the Special Revenue Bond(s) and to arrange any additional financing agreed to by the Parties that is required to carry out the development plans for fixed TCOM Facilities and Mobile TCOM Units as described above, or for additional fixed TCOM Facilities and/or Mobile TCOM Units beyond those described above. EWCSC will not be compensated for its efforts or any results obtained for arranging for the Joint Venture’s financing.

Section 8. – Management Fees

EWCSC will be paid immediately following the end of each calendar quarter a Management Fee equal to Five Percent (5%) of Revenue produced from each fixed TCOM Facility and from each Mobile TCOM Unit. Each calendar quarter or any part of a calendar quarter on a pro rata basis prior to the commercial operation of either a fixed TCOM Facility or a Mobile TCOM Unit, EWCSC will be paid a Management Fee of Seventy-Five Thousand Dollars USD ($75,000 USD).

Section 9. – Technical Data Package

The Parties will agree to establish a continental U.S. location to hold a technical data package and escrowed software code (“TDP”). Assuming that there are variations that will exist between components of TCOM Systems, upgrades, etc., there should be a TDP for each unique TCOM System for each fixed TCOM Facility for each Location or for each Mobile TCOM Unit. This TDP can be used by an authorized contractor, such as but not limited to the use of Technip, that will have the responsibility for the entire equipment installation and possibly the operations of a given TCOM Facility to assure all Parties that a consistent, duplicable, process for construction and parts replacement specifications accurately exists and can be utilized in case of a situation wherein either Mr. Lurvey is incapacitated, otherwise engaged so as to be unavailable, or is deceased. The Parties will also agree to provide for inclusion in the secure escrow location, a copy of the software source code used to operate the TCOM System, including copies of all software upgrades, for the benefit of the Joint Venture upon the need to access, modify or duplicate the software program to operate each specific fixed TCOM Facility or Mobile TCOM Unit. Title to the TDP and the software source code for a specific fixed TCOM Facility or Mobile TCOM Unit shall be transferred to the Joint Venture when the fixed TCOM Facility and/or each Mobile Unit is ready for commercial production of its intended by-products.

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Section 10. – Allocation of Income and Income Tax Consequences

The Parties and each of the profit participants set forth in Recital I other than the Parties shall each be responsible for the Income Tax Consequences, if any, from the allocation of net income from the operations of the Joint Venture to each entity. The Joint Venture will file both Federal and State of Hawaii Income Tax returns.

Section 11. – Dispute Resolution

The Parties agree that any disputes that arise that cannot be amicably resolved will be submitting to binding arbitration in Orange County, California with the Parties splitting equally the costs of such arbitration.

Agreed to this day September 22, 2014 by:

Michael J. Lurvey, individually and as CEO of:

Carbon Geo-Tek Consultants Inc.

/s/ Michael J. Lurvey
Michael J. Lurvey, Individually and	Witness

as Chief Executive Officer

ECO Waste Conversion Solutions Corporation

/s/ Jess Rae Booth
Jess Rae Booth, Chief Executive Officer	Witness

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